EXHIBIT 99.1

Press Release	Media Contact:

Gregory Belloni (415) 235-9092

gregory.belloni@seagate.com

Investor Relations Contact:

Shanye Hudson (510) 390-5707

shanye.hudson@seagate.com

SEAGATE APPOINTS YOLANDA LEE CONYERS TO THE BOARD OF DIRECTORS

FREMONT, Calif. – January 25, 2022 - Seagate Technology Holdings plc (NASDAQ: STX), a world leader in data storage and infrastructure solutions, today announced that Yolanda Lee Conyers has been appointed to the company’s Board of Directors and to serve on the Compensation committee of the Board, effective January 24, 2022.

“I am very pleased to welcome Yolanda to Seagate’s Board of Directors,” said Mike Cannon, Seagate’s Board Chair. “Yolanda is a highly regarded global human resource leader with expertise in organizational and leadership development, cultural integration and building diverse talent pipelines. Her extensive knowledge and broad technology industry expertise will be a strong addition to Seagate’s board and support our efforts to cultivate a more diverse and inclusive workforce to drive successful business outcomes.”

Ms. Conyers brings more than 30 years of broad, international experience in roles spanning technology, global operations, and talent management. Ms. Conyers spent 14 years with Lenovo, including three years based in Beijing, where she most recently served as president of the Lenovo Foundation, chief diversity officer, and vice president of global human resources. In her role, Ms. Conyers was responsible for leading Lenovo’s people strategy and serving as chief advisor to multiple executive committee members and Lenovo’s Board of Directors on leadership development, talent acquisition and retention, among other areas. Prior to joining Lenovo in 2007, Conyers held leadership positions of increasing scope and responsibility with Dell Technologies and Texas Instruments in the areas of engineering, worldwide procurement, global human resources, and diversity and inclusion.

Ms. Conyers earned a master’s in International Business from Our Lady of the Lake University and a bachelor’s in Computer Science from Lamar University. Additionally, she holds a certificate in advanced human resource management from the University of Michigan.

About Seagate

Seagate Technology crafts the datasphere, helping to maximize humanity’s potential by innovating world-class, precision-engineered mass-data storage and management solutions with a focus on sustainable partnerships. A global technology leader for more than 40 years, the company has shipped over three billion terabytes of data capacity. Learn more about Seagate by visiting www.seagate.com or following us on Twitter, Facebook, LinkedIn, YouTube, and subscribing to our blog.

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